BT Small Cap Portfolio
Rule 10f-3 Transactions

Trade Date: 05/07/1999

Broker: Pershing Div. of Donaldson, Lufkin and Jenrette

Issuer: Media Metrix, Inc.

Shares Purchased: 4,000

% of Offering: 0.13%

 Spread or Commission per share: $0.71

 Price per Share: $17.00